Exhibit 5.1





                                 (212) 856-7000



                                 (212) 339-9150



                                 March 31, 2000




Board of Directors
Discovery Laboratories, Inc.
350 South Main Street, Suite 307
Doylestown, Pennsylvania 18901

                              Re:  Discovery Laboratories, Inc. 1998 Stock
                                   Incentive Plan
                                   ------------------------------------------

Ladies and Gentlemen:

         We have acted as counsel for Discovery Laboratories, Inc., a Delaware corporation (the "Company"), in connection with the preparation of the registration statement on Form S-8, and any amendments thereto (the "Registration Statement"), as filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), for the registration under the Securities Act of up to 794,935 shares (the "Shares") of the Company's common stock, par value $0.001 per share (the "Common Stock") (the "Shares") to be issued pursuant to the 1998 Stock Incentive Plan (the "Plan"). Capitalized terms used and not defined in this opinion have the meanings ascribed to them in the Registration Statement. You have requested that we furnish our opinion as to matters hereinafter set forth.

         In rendering this opinion, we have relied upon, among other things, our examination of such records of the Company, including without limitation, the Company's Certificate of Incorporation as amended, and the Company's Bylaws, as amended, resolutions of the Board of Directors and certificates of its officers and of public officials as we have deemed necessary for the purpose of the opinion expressed below.

         In addition, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents

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submitted to us as certified or photostatic  copies.  As to various questions of fact material to this opinion, we have relied, to the extent we deem reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently checking or verifying the accuracy of such documents, records and instruments furnished to us by the Company.

         We do not express any opinion as to the laws of states or jurisdictions other than the laws of the State of New York, the Delaware General Corporation Law and the federal law of the United States. No opinion is expressed as to the effect that the law of any other jurisdiction may have upon the subject matter of the opinion expressed herein under conflicts of law principles, rules and regulations or otherwise.

         Based on and subject to the foregoing, we are of the opinion that: the Shares offered by the Company pursuant to the Registration Statement, when issued and paid for in accordance with the Plan, will be duly and validly authorized and issued and will be fully paid and nonassessable.

         We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.


                                                    Very truly yours,




                                                    Battle Fowler LLP


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